Exhibit 99.1

BitNile Holdings’ Subsidiary Agrees to Purchase Assets of Circle 8 Crane Services

Las Vegas, NV, November 18, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) announced today that Circle 8 Newco LLC (“Circle 8 Newco”), a newly formed indirect subsidiary of Ault Alliance, Inc. (“Ault Alliance”), a wholly owned subsidiary of the Company, has entered into an asset purchase agreement (the “Agreement”) with Circle 8 Crane Services LLC (“Circle 8”),  providing for the acquisition of substantially all of Circle 8’s operating assets (the “Assets”) and recapitalization of the business into Circle 8 Newco for an aggregate consideration of approximately $40 million (the “Acquisition”). The Acquisition will be funded with $16 mm in cash and approximately $24 mm of asset-based debt will be assumed.

Circle 8 is a crane rental and lifting solutions provider founded in 2007 and headquartered in Corpus Christi, TX with multiple locations throughout the South Central region of the U.S. It maintains a large modern fleet of mobile cranes for its customers’ heavy lifting needs. In particular, Circle 8 provides crane operators, engineering, custom rigging and transportation services for oilfield, construction, commercial and infrastructure markets. Circle 8 maintains an industry leading safety record.

As BitNile has disclosed in prior announcements to the public, it intends to have Ault Alliance become a separate reporting public company in the first half of 2023. BitNile has also disclosed that Ault Alliance is a diversified holding company focused on Bitcoin mining, data center operations, commercial lending, activist investing, oil exploration, hotel operations and other commercial real estate holdings. Circle 8 Newco, including the Assets acquired from Circle 8 at the closing of the Acquisition, constitutes an entity within Ault Alliance, and hence it will be included within any filing made with the Securities and Exchange Commission by Ault Alliance.

Ault Alliance is partnering with equipment rental specialist private equity group, Paramount Lifting Solutions LLC (“Paramount”) and existing management, Phillip and Allen Bryson, in the investment. Ault Alliance, Paramount, and management will own approximately 64%, 20%, and 16%, respectively, on a fully diluted basis, of Circle 8 Holdco LLC, a newly formed entity that is the sole member of Circle 8 Newco.

The closing of the Acquisition is expected to occur on or prior to December 9, 2022. The consummation of the transactions contemplated by the Agreement are subject to various customary closing conditions and the receipt of certain third party consents. In addition to customary closing conditions, the closing of the Acquisition is also conditioned upon the receipt by Circle 8 Newco of financing in an amount sufficient to consummate the transaction.

“We are very excited to partner with the Brysons and Paramount as a platform for future growth,” said Christopher Wu, President of Ault Alliance. Mr. Wu continued, “this Acquisition is in line with Ault Alliance’s strategy of investing in enterprises that provide current cash flows which we believe will increase through the provision of additional equipment and technology to create shareholder value. Based on current market conditions and presuming the closing of the Acquisition, Circle 8 Newco is forecasted to generate more than $40 million of annual revenue in 2023.”

“On behalf of the Circle 8 employees and management team, we are pleased to partner with the Ault Alliance and Paramount teams. Their global network and extensive industry knowledge will lay the foundation for sustained growth and innovation,” said Phillip Bryson, CEO of Circle 8.

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235